April 2014 Preliminary Terms No. 143 Registration Statement No. 333-177923 Dated May 23, 2014 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Trigger PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and an Exchange-Traded Fund due June 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The Trigger PLUS offered are unsecured and unsubordinated obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in the accompanying product supplement no. MS-1-III, underlying supplement no. 1-I, the prospectus supplement and the prospectus, as supplemented or modified by this document. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket, subject to a maximum payment at maturity. If the basket has declined in value but the final basket value is greater than the trigger level, investors will receive the stated principal amount of the Trigger PLUS at maturity. However, if the basket has declined in value so that the final basket value is less than or equal to the trigger level, at maturity investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the basket value over the term of the Trigger PLUS. The Trigger PLUS are for investors who seek exposure to an equally weighted basket of the two indices and the exchange-traded fund specified below and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature that applies to a limited range of positive performance of the basket. At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the basket closing value on the valuation date. All payments on the Trigger PLUS are subject to the credit risk of JPMorgan Chase & Co. The investor may lose some or all of the stated principal amount of the Trigger PLUS.

SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
Basket:	Basket components	Bloomberg ticker symbol	Basket component weighting
	S&P 500® Index (the “SPX Index”)	SPX	1/3
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E	1/3
	Shares of the WisdomTree Japan Hedged Equity Fund (the “DXJ ETF”)	DXJ	1/3
We refer to the SPX Index and the SX5E Index as the underlying indices; shares of the DXJ ETF as the ETF Shares; and the underlying indices and the ETF Shares collectively as the basket components.
Aggregate principal amount:	$
Payment at maturity:	If the final basket value is greater than the initial basket value, for each $10 stated principal amount Trigger PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value but is greater than the trigger level, for each $10 stated principal amount Trigger PLUS,
$10
If the final basket value is less than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS
$10 × basket performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of at least 20% and possibly all of your investment.
Leveraged upside payment:	$10 × leverage factor × basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Trigger level:	80% of the initial basket value
Leverage factor:	200%
Basket performance factor:	final basket value / initial basket value
Maximum payment at maturity:	At least $12.60 (at least 126.00% of the stated principal amount) per Trigger PLUS. The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $12.60 per Trigger PLUS.
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	May , 2014 (expected to price on or about May 30, 2014)
Original issue date (settlement date):	June , 2014 (3 business days after the pricing date)
Valuation date:	May 30, 2017, subject to postponement in the event of certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date” in the accompanying product supplement no. MS-1-III
Maturity date:	June 2, 2017, subject to postponement in the event of certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-III
CUSIP / ISIN:	48127F293 / US48127F2939
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page
Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per Trigger PLUS	$10.00	$0.30	$9.70
Total	$	$	$

(1)	See “Additional Information about the Trigger PLUS — Use of proceeds and hedging” in this document for information about the components of the price to public of the Trigger PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.30 per $10 stated principal amount Trigger PLUS. See “Underwriting (Conflicts of Interest)” beginning on page PS-69 of the accompanying product supplement no. MS-1-III.

If the Trigger PLUS priced today and assuming a maximum payment at maturity equal to the minimum listed above, the estimated value of the Trigger PLUS as determined by JPMS would be approximately $9.573 per $10 stated principal amount Trigger PLUS. JPMS’s estimated value of the Trigger PLUS on the pricing date will be provided by JPMS in the pricing supplement and will not be less than $9.40 per $10 stated principal amount Trigger PLUS. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document for additional information.

Investing in the Trigger PLUS involves a number of risks. See “Risk Factors” beginning on page PS-17 of the accompanying product supplement no. MS-1-III, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Risk Factors” beginning on page 5 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Trigger PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement no. MS-1-III, UNDERLYING SUPPLEMENT NO. 1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Trigger PLUS” at the end of this document.

Product supplement no. MS-1-III dated March 18, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214002102/e57956_424b2.pdf

Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Trigger PLUS Based on the Performance of an Equally Weighted Basket of Two Indices
and an Exchange-Traded Fund due June 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Basket closing value:

The basket closing value on the valuation date will be calculated as follows:

100 × [1 + sum of (basket component return of each basket component × basket component weighting of that basket component)]

Basket component return:	On the valuation date, the basket component return for each basket component is equal to the index return or share return, as applicable, for that basket component on the valuation date
Index return:	With respect to each underlying index: (final index value – initial index value) initial index value
Initial index value:	With respect to each underlying index, the index closing value of that underlying index on the pricing date
Final index value:	With respect to each underlying index, the index closing value of that underlying index on the valuation date
Share return:	(final share price – initial share price) initial share price
Initial share price:	The closing price of one ETF Share on the pricing date, divided by the share adjustment factor
Final share price:	The closing price of one ETF Share on the valuation date
Share adjustment factor:	Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of PLUS — Additional ETF Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. MS-1-III.
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Trigger PLUS Based on the Performance of an Equally Weighted Basket of Two Indices
and an Exchange-Traded Fund due June 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

The Trigger PLUS Based on the Performance of an Equally Weighted Basket of Two Indices and an Exchange-Traded Fund due June 2, 2017 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the basket components that enhances returns for a certain range of potential positive performance of the basket.
▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario.
▪	To potentially achieve similar levels of upside exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.
▪	To provide limited market downside protection against a loss of principal in the event of a decline of the basket but only if the final basket value is greater than the trigger level.

Maturity:	Approximately 3 years
Leverage factor:	200%
Trigger level:	80% of the initial basket value
Maximum payment at maturity:	At least $12.60 (at least 126.00% of the stated principal amount) per Trigger PLUS (to be provided in the pricing supplement)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Basket component weightings:	1/3 for each of the basket components
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Trigger PLUS Based on the Performance of an Equally Weighted Basket of Two Indices
and an Exchange-Traded Fund due June 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

Trigger PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies. In exchange for enhanced returns from a certain range of positive performance, investors are exposed to the risk of loss of some or all of their investment due to the trigger feature. At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity. At maturity, if the basket has depreciated but is above the trigger level, investors will receive the stated principal amount of their investment. At maturity, if the asset has depreciated to or below the trigger level, investors are fully exposed to the negative performance of the asset. Investors may lose some or all of the stated principal amount of the Trigger PLUS.

Leveraged Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the basket.
Trigger Feature	At maturity, even if the basket has declined over the term of the Trigger PLUS, investors will receive their stated principal amount but only if the final basket value is greater than the trigger level.
Upside Scenario	The final basket value is greater than the initial basket value and, at maturity, the Trigger PLUS pay the stated principal amount of $10 plus 200% of the basket percent increase, subject to the maximum payment at maturity of at least $12.60 (at least 126.00% of the stated principal amount) per Trigger PLUS. The actual maximum payment at maturity will be provided in the pricing supplement.
Par Scenario	The final basket value is less than or equal to the initial basket value but is greater than the trigger level. In this case, the Trigger PLUS pay the stated principal amount of $10 per Trigger PLUS at maturity even though the basket has depreciated.
Downside Scenario	The final basket value is less than or equal to the trigger level. In this case, the Trigger PLUS pay an amount that is at least 30% less than the stated principal amount and this decrease will be by an amount that is proportionate to the percentage decline of the final basket value from the initial basket value. (Example: if the basket decreases in value by 30%, the Trigger PLUS will pay an amount that is less than the stated principal amount by 30%, or $7.00 per Trigger PLUS).
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Trigger PLUS Based on the Performance of an Equally Weighted Basket of Two Indices
and an Exchange-Traded Fund due June 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	200%
Trigger level:	80% of the initial basket value
Hypothetical maximum payment at maturity:	$12.60 (126.00% of the stated principal amount) per Trigger PLUS, which represents the lowest hypothetical maximum payment at maturity*

*The actual maximum payment at maturity will be provided in the pricing supplement and will not be less than $12.60 per Trigger PLUS.

Trigger PLUS Payoff Diagram

How it works

▪	Upside Scenario. If the final basket value is greater than the initial basket value, for each $10 principal amount Trigger PLUS investors will receive the $10 stated principal amount plus 200% of the appreciation of the basket over the term of the Trigger PLUS, subject to the maximum payment at maturity. Under the hypothetical terms of the Trigger PLUS, an investor will realize the hypothetical maximum payment at maturity at a final basket value of 113.00% of the initial basket value.
▪	For example, if the basket appreciates 5%, investors will receive a 10% return, or $11 per Trigger PLUS
▪	Par Scenario. If the final basket value is less than or equal to the initial basket value but is greater than the trigger level, investors will receive the stated principal amount of $10 per Trigger PLUS.
▪	For example, if the basket depreciates 5%, investors will receive the $10 stated principal amount
▪	Downside Scenario. If the final basket value is less than or equal to the trigger level, investors will receive an amount that is significantly less than the stated principal amount by an amount proportionate to the percentage decrease of the final basket value from the initial basket value.
▪	For example, if the basket depreciates 50%, investors will lose 50% of their principal and receive only $5 per Trigger PLUS at maturity, or 50% of the stated principal amount.
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Trigger PLUS Based on the Performance of an Equally Weighted Basket of Two Indices
and an Exchange-Traded Fund due June 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The hypothetical returns and hypothetical payments on the Trigger PLUS shown above apply only if you hold the Trigger PLUS for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

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Trigger PLUS Based on the Performance of an Equally Weighted Basket of Two Indices
and an Exchange-Traded Fund due June 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Hypothetical Payouts on the Trigger PLUS at Maturity

Below are four examples of how to calculate the payment at maturity based on the hypothetical component values in the respective tables below. The following hypothetical examples are provided for illustrative purposes only. For purposes of the following examples, (i) an “initial component value” means the initial index value of an underlying index or the initial share price of the ETF, as applicable, and (ii) a “final component value” means the initial index value of an underlying index or the final share price of the ETF, as applicable. Actual results will vary.

Example 1:  The final basket value is greater than the initial basket value, and the payment at maturity is less than the hypothetical maximum payment at maturity.

Basket component	Weight in Basket	Hypothetical initial component value	Hypothetical final component value	Basket component return
SPX Index	1/3	1,880.00	1,927.00	+2.50%
SX5E Index	1/3	3,190.00	3,269.75	+2.50%
ETF Shares	1/3	$46.00	$47.15	+2.50%

Basket percent increase = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket level = 100 × [1 + sum of (basket component return of each basket component × basket component weighting of that basket component)]

Using the hypothetical values above, the sum of the basket component return of each basket component times the basket component weighting of that basket component:

[(1,927.00 – 1,880.00) / 1,880.00] × 1/3 = 0.83333%
[(3,269.75 – 3,190.00) / 3,190.00] × 1/3 = 0.83333%
[($47.15 – $46.00) / $46.00] × 1/3 = 0.83333%

0.83333% + 0.83333% + 0.83333% = 2.50%

Final basket value	=	100 × (1 + 2.50%), which equals 102.50
Basket percent increase	=	(102.50 – 100) / 100, which equals 2.50%

The payment at maturity per Trigger PLUS will equal $10 plus the leveraged upside payment, subject to the maximum payment at maturity. The leveraged upside payment will equal (i) $10 times (ii) the basket percent increase times (iii) the leverage factor, or:

$10 × 2.5% × 200% = $0.50

Because this amount would not result in a payment at maturity that would exceed the hypothetical maximum payment at maturity of $12.60 per Trigger PLUS, the payment at maturity will equal $10 plus the leveraged upside payment, or:

$10 + $0.50 = $10.50

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Trigger PLUS Based on the Performance of an Equally Weighted Basket of Two Indices
and an Exchange-Traded Fund due June 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Example 2: The final basket value is greater than the initial basket value, and the payment at maturity is equal to the hypothetical maximum payment at maturity.

Basket component	Weight in Basket	Hypothetical initial component price	Hypothetical final component price	Basket component return
SPX Index	1/3	1,880.00	2,444.00	+30.00%
SX5E Index	1/3	3,190.00	4,147.00	+30.00%
ETF Shares	1/3	$46.00	$59.80	+30.00%

Basket percent increase = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket level = 100 × [1 + sum of (basket component return of each basket component × basket component weighting of that basket component)]

Using the hypothetical value above, the sum of the component return of each basket component times the basket component weighting of that basket component:

[(2,444.00 – 1,880.00) / 1,880.00] × 1/3 = 10%
[(4,147.00 – 3,190.00) / 3,190.00] × 1/3 = 10%
[($59.80 – $46.00) / $46.00] × 1/3 = 10%

10% + 10% + 10% = 30%

Final basket value	=	100 × (1 + 30%), which equals 130
Basket percent increase	=	(130 – 100) / 100, which equals 30%

The payment at maturity per Trigger PLUS will equal $10 plus the leveraged upside payment, subject to the maximum payment at maturity. The leveraged upside payment will equal (i) $10 times (ii) the basket percent increase times (iii) the leverage factor, or:

$10 × 30% × 200% = $3.00

Because this amount would result in a payment at maturity that would exceed the hypothetical maximum payment at maturity of $12.60 per Trigger PLUS, the payment at maturity will equal the hypothetical maximum payment at maturity of $12.60 per Trigger PLUS.

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Trigger PLUS Based on the Performance of an Equally Weighted Basket of Two Indices
and an Exchange-Traded Fund due June 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Example 3:  The final basket value is less than the initial basket value but greater than the trigger level.

Basket component	Weight in Basket	Hypothetical initial component value	Hypothetical final component value	Basket component return
SPX Index	1/3	1,880.00	1,598.00	-15.00%
SX5E Index	1/3	3,190.00	2,711.50	-15.00%
ETF Shares	1/3	$46.00	$39.10	-15.00%

Basket percent increase = (final basket value – initial basket value) / initial basket value

Initial basket value = 100

Final basket level = 100 × [1 + sum of (basket component return of each basket component × basket component weighting of that basket component)]

Using the hypothetical value above, the sum of the component return of each basket component times the basket component weighting of that basket component:

[(1,598.00 – 1,880.00) / 1,880.00] × 1/3 = -5%
[(2,711.50 – 3,190.00) / 3,190.00] × 1/3 = -5%
[($39.10 – $46.00) / $46.00] × 1/3 = -5%

(-5%) + (-5%) + (-5%) = -15%

Final basket value	=	100 × (1 + (-15%)), which equals 85
Basket percent increase	=	(85 – 100) / 100, which equals -15%

In the above example, although the final basket value is less than the initial basket value, because the final basket value represents a decline from the initial basket value of 15%, and therefore is greater than the trigger level of 80%, the payment at maturity per Trigger PLUS will equal the stated principal amount of $10.

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Trigger PLUS Based on the Performance of an Equally Weighted Basket of Two Indices
and an Exchange-Traded Fund due June 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Example 4: The final basket value is less than or equal to the trigger level.

Basket component	Weight in Basket	Hypothetical initial component price	Hypothetical final component price	Basket component return
SPX Index	1/3	1,880.00	376.00	-80.00%
SX5E Index	1/3	3,190.00	3,269.75	+2.50%
ETF Shares	1/3	$46.00	$47.15	+2.50%

Basket performance factor = final basket value / initial basket value

Initial basket value = 100

Final basket level = 100 × [1 + sum of (basket component return of each basket component × basket component weighting of that basket component)]

Using the hypothetical values above, the sum of the component return of each basket component times the basket component weighting of that basket component:

[(376.00 – 1,880.00) / 1,880.00] × 1/3 = -26.66667%
[(3,269.75 – 3,190.00) / 3,190.00] × 1/3 = 0.83333%
[($47.15 – $46.00) / $46.00] × 1/3 = 0.83333%

(-26.66667)% + 0.83333% + 0.83333% = -25%

Final basket value	=	100 × (1 + (-25%)), which equals 75
Basket performance factor	=	75 / 100, which equals 75%

In the above example, the final component values of all the basket components except for the SPX index (with a combined weighting of 2/3 of the basket) are each higher than their respective initial component values, but the final component value of the SPX Index (with a weighting of 1/3 of the basket) is lower than its initial component value. Accordingly, although the final component values of 2/3 of the basket components (by weight) have increased in value over their respective initial component values, the final component value of the other 1/3 (by weight) of the basket has declined and, because it has declined significantly, its decline more than offsets the increases in the other basket components and, consequently, the basket performance factor is less than 100%.

Because the final basket value is less than or equal to the trigger level in this example, the payment at maturity per Trigger PLUS will equal $10 times the basket performance factor; or

($10 × 75%) = $7.50

The payment at maturity per Trigger PLUS will be $7.50, which is less than the stated principal amount by an amount that is proportionate to the percentage decline in the basket.

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Trigger PLUS Based on the Performance of an Equally Weighted Basket of Two Indices
and an Exchange-Traded Fund due June 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-17 of the accompanying product supplement no. MS-1-III and “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪	The Trigger PLUS do not pay interest or guarantee the return of any principal and your investment in the Trigger PLUS may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final basket value is less than or equal to the trigger level (which is 80% of the initial basket value), the payment at maturity will be an amount in cash that is at least 20% less than the stated principal amount of each Trigger PLUS by an amount proportionate to the decrease in the value of the basket and may be zero. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.
▪	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of at least $12.60 (at least 126.00% of the stated principal amount) per Trigger PLUS. The actual maximum payment at maturity will be provided in the pricing supplement. Although the leverage factor provides 200% exposure to any increase in the final basket value as compared to the initial basket value on the valuation date, because the maximum payment at maturity will be limited to at least 126.00% of the stated principal amount for the Trigger PLUS, any increase in the final basket value by more than 13.00% (if the maximum payment at maturity is set at 126.00% of the stated principal amount) will not further increase the return on the Trigger PLUS.
▪	The Trigger PLUS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Trigger PLUS. Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the Trigger PLUS. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Trigger PLUS and you could lose your entire investment.
▪	Economic interests of the issuer, the calculation agent, the agent of the offering of the Trigger PLUS and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the Trigger PLUS, including acting as calculation agent and as an agent of the offering of the Trigger PLUS, hedging our obligations under the Trigger PLUS and making the assumptions used to determine the pricing of the Trigger PLUS and the estimated value of the Trigger PLUS, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. The calculation agent will determine the final basket value and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to any basket component, calculation of the final index value of either underlying index in the event of a discontinuance or material change in method of calculation of that underlying index or the calculation of the final share price of the ETF in the event of a discontinuance of the ETF Shares or any anti-dilution adjustments, may affect the payment to you at maturity. In addition, we are currently one of the companies that make up the underlying index. We will not have any obligation to consider your interests as a holder of the Trigger PLUS in taking any corporate action that might affect the value of the underlying index or the Trigger PLUS. Moreover, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Trigger PLUS and the value of the Trigger PLUS. It is possible that hedging or trading activities of ours or our affiliates in connection with the Trigger PLUS could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines. Please refer to “Risk Factors — Risks Relating to the Trigger PLUS Generally” in the accompanying product supplement no. MS-1-III for additional information about these risks.
▪	Correlation (or lack of correlation) of performances among the basket components may reduce the performance of the basket, and changes in the values of the basket components may offset each other. The Trigger PLUS are linked to an equally weighted basket consisting of the underlying indices and
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Trigger PLUS Based on the Performance of an Equally Weighted Basket of Two Indices
and an Exchange-Traded Fund due June 2, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

the ETF Shares. Movements and performances of the basket components may or may not be correlated with each other. At a time when the value of one or more of the basket components increases, the values of the other basket components may not increase as much or may decline. Therefore, in calculating the final basket value, increases in the value of one or more of the basket components may be moderated, or more than offset, by the lesser increases or declines in the values of the other basket components. High correlation of movements in the values of the basket components during periods of negative returns could have an adverse effect on your return on your investment. There can be no assurance that the final basket value will be greater than the initial basket value.

▪	JPMS’s estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS. JPMS’s estimated value is only an estimate using several factors. The original issue price of the Trigger PLUS will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document.
▪	JPMS’s estimated value does not represent future values of the Trigger PLUS and may differ from others’ estimates. JPMS’s estimated value of the Trigger PLUS is determined by reference to JPMS’s internal pricing models. This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Trigger PLUS that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Trigger PLUS could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Trigger PLUS from you in secondary market transactions. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document.
▪	JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Trigger PLUS as well as the higher issuance, operational and ongoing liability management costs of the Trigger PLUS in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Trigger PLUS to be more favorable to you. In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Trigger PLUS and any secondary market prices of the Trigger PLUS. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in this document.
▪	The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the Trigger PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Additional Information about the Trigger PLUS — Secondary market prices of the Trigger PLUS” in this document for additional information relating to this initial period. Accordingly, the estimated value of your Trigger PLUS during this initial period may be lower than the value of the Trigger PLUS as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS. Any secondary market prices of the Trigger PLUS will likely be lower than the original issue price of the Trigger PLUS because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and
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estimated hedging costs that are included in the original issue price of the Trigger PLUS. As a result, the price, if any, at which JPMS will be willing to buy Trigger PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Trigger PLUS.

The Trigger PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Trigger PLUS to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors. The secondary market price of the Trigger PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the basket components, including:
o	any actual or potential change in our creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	secondary market credit spreads for structured debt issuances;
o	the actual and expected volatility of the basket components;
o	the time to maturity of the Trigger PLUS;
o	dividend rates on the equity securities included in or held by the basket components;
o	the actual and expected positive or negative correlation among the basket components, or the actual and expected absence of any such correlation;
o	interest and yield rates in the market generally;
o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in or held by the basket components trade and the correlation among those rates and the levels of the basket components;
o	the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the share adjustment factor; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Trigger PLUS, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Trigger PLUS, if any, at which JPMS may be willing to purchase your Trigger PLUS in the secondary market.

▪	The amount payable on the Trigger PLUS is not linked to the value of the basket at any time other than the valuation date. The final basket value will be based on the basket closing value on the valuation date, subject to adjustment for non-trading days and certain market disruption events. Even if the value of the basket appreciates prior to the valuation date but then drops to or below the trigger level by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to such drop. Although the actual value of the basket on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final basket value, the payment at maturity will be based solely on the basket closing value on the valuation date.
▪	Investing in the Trigger PLUS is not equivalent to investing in the basket or the basket components. Investing in the Trigger PLUS is not equivalent to investing in the basket, the basket components or their component stocks. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares or the stocks that constitute either underlying index or that are held by the ETF Shares.
▪	Adjustments to either underlying index could adversely affect the value of the Trigger PLUS. The publisher for either underlying index may discontinue or suspend calculation or publication of that underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to
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substitute a successor index that is comparable to either discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	The Trigger PLUS are subject to risks associated with securities issued by non-U.S. companies with respect to the SX5E Index and the ETF Shares. The equity securities included in the SX5E Index or held by the ETF Shares have been issued by non-U.S. companies. Investments in Trigger PLUS linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
▪	The Trigger PLUS are not directly exposed to fluctuations in foreign exchange rates with respect to the SX5E Index. The value of your Trigger PLUS will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the SX5E Index are based, although any currency fluctuations could affect the performance of the SX5E Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Trigger PLUS, you will not receive any additional payment or incur any reduction in any payment on the Trigger PLUS.
▪	The currency hedge strategy employed by the DXJ ETF may not sufficiently reduce its exposure to currency fluctuations. The price of the ETF Shares is related to the U.S. dollar value of equity securities that trade in Japanese yen. The DXJ ETF attempts to mitigate the impact of currency fluctuations on its performance by entering into forward currency contracts or futures contracts designed to offset its exposure to the Japanese yen. The amount of forward contracts and futures contracts in the DXJ ETF is based on the aggregate exposure of the DXJ ETF to the Japanese yen. However, this approach may not eliminate the exposure of the DXJ ETF to the Japanese yen. The return of the forward currency contracts and currency futures contracts may not offset the actual fluctuations between the Japanese yen and the U.S. dollar.

As a result, the holders of the Trigger PLUS will still likely be exposed to currency exchange rate risk with respect to the Japanese yen. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, such currency, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currency hedge strategy employed by the DXJ ETF is able to mitigate currency fluctuations and the extent to which the Japanese yen strengthens or weakens against the U.S. dollar. If the U.S. dollar strengthens against the Japanese yen, the price of the ETF Shares could be adversely affected and the payment at maturity on the Trigger PLUS may be reduced.

▪	The performance of the ETF Shares will not likely benefit from the appreciation of the Japanese Yen relative to the U.S. Dollar. The currency hedge strategy of the ETF Shares will likely result in lower returns in the ETF Shares than an equivalent unhedged investment when the Japanese yen is rising relative to the U.S. dollar. Consequently, the weakening of the U.S. dollar relative to the Japanese yen is not expected to have any positive impact on the ETF Shares (as compared to returns of an equivalent unhedged investment).
▪	Adjustments to the ETF Shares or the index tracked by the ETF Shares could adversely affect the value of the Trigger PLUS. Those responsible for calculating and maintaining the ETF Shares and the index tracked by the ETF Shares, which we refer to as the reference index, can add, delete or substitute the components of the ETF Shares or the reference index, or make other methodological changes that could change the value of the ETF Shares or the reference index. Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the Trigger PLUS.
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▪	There are risks associated with the ETF Shares. Although the ETF Shares are listed for trading on the NYSE Arca, Inc. and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market. The ETF Shares are subject to management risk, which is the risk that the investment strategy of the investment adviser to the ETF Shares, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the ETF Shares, and consequently, the value of the Trigger PLUS.
▪	We have no affiliation with the ETF Shares. To our knowledge, we are not currently affiliated with any issuers of the stocks underlying the ETF Shares or the reference index. We have not independently verified any of the information about the ETF Shares and the reference index contained in these preliminary terms or in underlying supplement no. 1-I. You should make your own investigation into the ETF Shares and the reference index. We are not responsible for the ETF Shares’ public disclosure of information, whether contained in SEC filings or otherwise.
▪	There are differences between the ETF Shares and the reference index. The ETF Shares do not fully replicate the reference index, may hold securities not included in the reference index and their performance will reflect additional transaction costs and fees that are not included in the calculation of the reference index, all of which may lead to a lack of correlation between the ETF Shares and the reference index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the reference index. Finally, because the ETF Shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the reference index.
▪	The anti-dilution protection for the ETF Shares is limited. The calculation agent will make adjustments to the share adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Trigger PLUS may be materially and adversely affected.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the values of the basket components and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value or initial share price, as applicable, of a basket component and, therefore, could potentially increase the value that the final index value or final share price, as applicable, of a basket component must reach so that you do not suffer a loss on your initial investment in the Trigger PLUS. Additionally, these hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the final basket value and, accordingly, the amount of cash an investor will receive at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.
▪	Secondary trading may be limited. The Trigger PLUS will not be listed on a securities exchange. There may be little or no secondary market for the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. JPMS may act as a market maker for the Trigger PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the Trigger PLUS. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Trigger PLUS.
▪	The final terms and valuation of the Trigger PLUS will be provided in the pricing supplement. The final terms of the Trigger PLUS will be provided in the pricing supplement. In particular, each of
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JPMS’s estimated value and the maximum payment at maturity will be provided in the pricing supplement and may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the Trigger PLUS based on the minimum for JPMS’s estimated value and the maximum payment at maturity.

▪	The tax consequences of an investment in the Trigger PLUS are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Trigger PLUS, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”). The IRS might not accept, and a court might not uphold, the treatment of the Trigger PLUS described in “Additional Information about the Trigger PLUS ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-III. If the IRS were successful in asserting an alternative treatment, the timing and character of any income or loss on the Trigger PLUS could differ materially and adversely from our description herein.

Even if the treatment of the Trigger PLUS is respected, the IRS may assert that the Trigger PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the Trigger PLUS that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Trigger PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Trigger PLUS.

In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-III and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

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Basket Overview

The basket is an equally weighted basket composed of two indices and an exchange-traded fund.

Basket Components

The S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions ― The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

The EURO STOXX 50® Index. The EURO STOXX 50® Index, consists of 50 component stocks of market sector leaders from within the Eurozone. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1-I.

The WisdomTree Japan Hedged Equity Fund. The WisdomTree Japan Hedged Equity Fund is an exchange-traded fund of WisdomTree Trust, a registered investment company.  The Fund seeks investment results that generally correspond to the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index (which we refer to as the reference index).  The Fund attempts to mitigate the currency risk resulting from the Fund’s exposure to the Japanese Yen by entering into forward currency contracts or futures contracts on the Japanese yen.  The reference index is designed to provide exposure to certain dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange while at the same time attempting to mitigate exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar through exposures to the 1-month forward currency exchange rate between the Japanese yen and the U.S. dollar.  For additional information about the WisdomTree Japan Hedged Equity Fund, see the information set forth in Appendix A.

Basket component information as of May 22, 2014
	Bloomberg Ticker Symbol	Current Value	52 Weeks Ago	52 Week High	52 Week Low	Basket component weighting
The S&P 500® Index	SPX	1,892.49	1,650.51 (on 5/23/2013)	1,897.45 (on 5/13/2014)	1,573.09 (on 6/24/2013)	1/3
The EURO STOXX® 50 Index	SX5E	3,187.63	2,776.78 (on 5/23/2013)	3,230.33 (on 4/4/2014)	2,511.63 (on 6/24/2013)	1/3
The WisdomTree Japan Hedged Equity Fund	DXJ	$46.68	$50.36 (on 5/23/2013)	$50.84 (on 12/31/2013)	$42.76 (on 6/14/2013)	1/3

The following graph is calculated to show the performance of the basket during the period from January 2, 2009 through May 22, 2014, assuming the basket components are weighted as set out above such that the initial basket value was 100 on January 2, 2009 and illustrates the effect of the offset and/or correlation among the basket components during that period. The graph does not take into account the leverage factor on the Trigger PLUS or the maximum payment at maturity, nor does it attempt to show your expected return on an investment in the Trigger PLUS. You cannot predict the future performance of any basket component or of the basket as a whole, or whether increases in the value of any basket component will be offset by decreases in the values of the other basket components. The historical value performance of the basket and the degree of correlation between the value trends of the basket components (or lack thereof) should not be taken as an indication of its future performance.

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Historical Basket Performance January 2, 2009 through May 22, 2014]

The following graphs set forth the official daily values, for each of the basket components for the period from January 2, 2009 through May 22, 2014. The related tables set forth the published high and low, as well as end-of-quarter, values for each respective basket component for each quarter in the same period. The component values on May 22, 2014 were, in the case of the SPX Index, 1,892.49, in the case of the SX5E Index, 3,187.63 and in the case of the ETF Shares, $46.68. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical values and historical performance of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the component values and basket closing value on the valuation date. We cannot give you any assurance that the basket will appreciate over the term of the Trigger PLUS so that you do not suffer a loss on your initial investment in the Trigger PLUS.

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Historical Performance of the S&P 500® Index January 2, 2009 through May 22, 2014

License Agreement between Standard & Poor’s and J.P. Morgan Securities LLC. “Standard & Poor’s®,” “S&P®,” “S&P 500®” and “Standard & Poor’s 500” are trademarks of Standard & Poor’s. and have been licensed for use by J.P. Morgan Securities LLC. See “Equity Index Descriptions — The S&P 500® Index — License Agreement with S&P” in the accompanying underlying supplement no. 1-I.

S&P 500® Index	High	Low	Period End
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter (through May 22, 2014)	1,897.45	1,815.69	1,892.49

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Historical Performance of the EURO STOXX 50® Index January 2, 2009 through May 22, 2014

License Agreement between STOXX Limited and an affiliate of J.P. Morgan Chase & Co. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The Trigger PLUS based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither Stoxx Limited nor any of its Licensors shall have any liability with respect thereto. See “Equity Index Descriptions — The EURO STOXX 50® Index — License Agreement with STOXX Limited” in the accompanying underlying supplement no. 1-I.

EURO STOXX 50® Index	High	Low	Period End
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,899.12	2,281.47	2,872.63
Fourth Quarter	2,992.08	2,712.30	2,964.96
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter (through May 22, 2014)	3,230.33	3,091.52	3,187.63

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Historical Performance of the WisdomTree Japan Hedged Equity Fund January 2, 2009 through May 22, 2014

WisdomTree Japan Hedged Equity Fund	High	Low	Period End
2009
First Quarter	$38.70	$28.75	$32.78
Second Quarter	$38.92	$33.13	$37.97
Third Quarter	$41.72	$37.23	$40.60
Fourth Quarter	$40.60	$37.35	$39.33
2010
First Quarter	$42.74	$39.90	$42.24
Second Quarter	$42.88	$35.57	$35.64
Third Quarter	$37.19	$34.73	$36.02
Fourth Quarter	$38.74	$34.55	$38.17
2011
First Quarter	$41.21	$33.50	$36.87
Second Quarter	$37.23	$34.39	$36.14
Third Quarter	$37.06	$31.56	$32.52
Fourth Quarter	$33.06	$30.49	$31.34
2012
First Quarter	$37.02	$31.40	$36.90
Second Quarter	$36.71	$30.08	$33.18
Third Quarter	$33.42	$30.34	$31.62
Fourth Quarter	$36.88	$30.77	$36.88
2013
First Quarter	$44.23	$36.66	$43.18
Second Quarter	$52.91	$40.82	$45.61
Third Quarter	$49.48	$43.89	$47.93
Fourth Quarter	$50.84	$45.31	$50.84
2014
First Quarter	$50.43	$45.07	$47.34
Second Quarter (through May 22, 2014)	$48.13	$44.84	$46.68

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Additional Information about the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 Trigger PLUS
JPMS’s estimated value of the Trigger PLUS:

JPMS’s estimated value of the Trigger PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Trigger PLUS, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Trigger PLUS. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Trigger PLUS in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.” The value of the derivative or derivatives underlying the economic terms of the Trigger PLUS is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the Trigger PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — JPMS’s estimated value does not represent future values of the Trigger PLUS and may differ from others’ estimates.”

JPMS’s estimated value of the Trigger PLUS will be lower than the original issue price of the Trigger PLUS because costs associated with selling, structuring and hedging the Trigger PLUS are included in the original issue price of the Trigger PLUS. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS and the estimated cost of hedging our obligations under the Trigger PLUS. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Trigger PLUS. See “Risk Factors — JPMS’s estimated value of the Trigger PLUS will be lower than the original issue price (price to public) of the Trigger PLUS” in this document.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Secondary market prices of the Trigger PLUS:	For information about factors that will impact any secondary market prices of the Trigger PLUS, see “Risk Factors — Secondary market prices of the Trigger PLUS will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the Trigger PLUS will be partially paid back to you in connection with any repurchases of your Trigger PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Trigger PLUS. The length of any such initial period reflects the structure of the Trigger PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Trigger PLUS and when these costs are incurred, as determined by JPMS. See “Risk Factors — The value of the Trigger PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the Trigger PLUS for a limited time period.”
Tax considerations:	You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-III. The following discussion, when read in combination with that section, constitutes the full opinion of our

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special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Trigger PLUS.

Based on current market conditions, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, your Trigger PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your Trigger PLUS should be treated as long-term capital gain or loss if you hold your Trigger PLUS for more than a year, whether or not you are an initial purchaser of the Trigger PLUS at the issue price. The Trigger PLUS could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Trigger PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the Trigger PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Trigger PLUS. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Trigger PLUS described above, in which case the timing and character of any income or loss on your Trigger PLUS could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders—Additional Tax Consideration

Recently proposed Treasury regulations could impose a 30% (or lower treaty rate) withholding tax on amounts paid or deemed paid after December 31, 2015 that are treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the Trigger PLUS. While it is not clear whether or in what form these regulations will be finalized, under recent Treasury guidance, these regulations would not apply to the Trigger PLUS. You should consult your tax adviser regarding the potential application of these proposed regulations.

Use of proceeds and hedging:

The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Trigger PLUS.

The Trigger PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Trigger PLUS. See “How the Trigger PLUS Work” in this document for an illustration of the risk-return profile of the Trigger PLUS and “Basket Overview” in this document for a description of the market exposure provided by the Trigger PLUS.

The original issue price of the Trigger PLUS is equal to JPMS’s estimated value of the Trigger PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Trigger PLUS, plus the estimated cost of hedging our obligations under the Trigger PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-1-III.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the Trigger PLUS in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Trigger PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-43 of the accompanying product

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supplement no. MS-1-III.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commissions, or SEC, for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. MS-1-III, underlying supplement no. 1-I and these preliminary terms if you so request by calling toll-free (800)-869-3326.

You may revoke your offer to purchase the Trigger PLUS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Trigger PLUS prior to their issuance. In the event of any changes to the terms of the Trigger PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these Trigger PLUS are a part, and the more detailed information contained in product supplement no. MS-1-III dated March 18, 2014 and underlying supplement no. 1-I dated November 14, 2011.

This document, together with the documents listed below, contains the terms of the Trigger PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-1-III and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-1-III dated March 18, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214002102/e57956_424b2.pdf

• Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

• Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

• Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” and “our” refer to JPMorgan Chase & Co.

“Performance Leveraged Upside SecuritiesSM” and “Trigger PLUSSM” are service marks of Morgan Stanley.

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APPENDIX A

The WisdomTree Japan Hedged Equity Fund

We have derived all information contained in this document regarding the WisdomTree Japan Hedged Equity Fund (the “DXJ ETF”) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the WisdomTree Trust and WisdomTree Asset Management, Inc. (“WisdomTree”). The DXJ ETF is an investment portfolio managed by WisdomTree, the investment adviser to the DXJ ETF and by Mellon Capital Management Corporation (“Mellon Capital”), the sub-adviser to the DXJ ETF. The DXJ ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “DXJ.”

The WisdomTree Trust is a registered investment company that consists of numerous separate investment portfolios. Information provided to or filed with the SEC by the WisdomTree Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the WisdomTree Trust, WisdomTree, Mellon Capital and the DXJ ETF, please see the DXJ ETF’s prospectus. In addition, information about the DXJ ETF, WisdomTree and Mellon Capital may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the DXJ ETF’s website at http://www.wisdomtree.com/etfs. Information contained in the DXJ ETF’s website is not incorporated by reference in, and should not be considered a part of, this document.

Investment Objective and Strategy

The DXJ ETF seeks investment results that generally correspond to the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index (the “reference index”). The reference index is designed to provide exposure to certain dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange while at the same time attempting to mitigate exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar through exposures to the 1-month forward currency exchange rate between the Japanese yen and the U.S. dollar. See “— The WisdomTree Japan Hedged Equity Index” below for more information about the reference index.

The DXJ ETF employs a “passive management” — or indexing — investment approach designed to track the performance of the reference index. The DXJ ETF attempts to invest all, or substantially all, of its assets in the component securities that make up the reference index. The DXJ ETF generally uses a representative sampling strategy to achieve its investment objective, meaning it generally will invest in a sample of the component securities in the reference index whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the reference index as a whole. Under normal circumstances, at least 95% of the DXJ ETF’s total assets (exclusive of collateral held from securities lending) will be invested in the component securities of the reference index. WisdomTree expects that, over time, the correlation between the DXJ ETF’s performance and that of the reference index, before fees and expenses, will be 95% or better. To the extent the reference index concentrates (i.e., holds 25% or more of its total assets) in the securities of a particular industry or group of industries, the DXJ ETF will concentrate its investments to approximately the same extent.

To mitigate the currency risk resulting from the DXJ ETF’s exposure to the Japanese yen, the DXJ ETF may enter into forward currency contracts or futures contracts. The amount of forward contracts and futures contracts in the DXJ ETF is based on the aggregate exposure of the DXJ ETF to the Japanese yen. This currency mitigation approach may not offset the actual fluctuations between the Japanese yen and the U.S. dollar and as a result, may not eliminate the currency risk resulting from the DXJ ETF’s exposure to the Japanese yen. A decline in the value of the Japanese yen relative to the U.S. dollar could result in a decline in the value of the DXJ ETF and, therefore, could result in a loss in your investment in the notes.

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Holdings Information

The following tables summarize the DXJ ETF’s top holdings in individual companies and by sector as of May 22, 2014.

Top Holdings in Individual Securities as of May 22, 2014

Name	Weight
1. Canon Inc	4.99%
2. Mitsubishi UFJ Financial Group	4.51%
3. Toyota Motor Corp	4.50%
4. Takeda Pharmaceutical Co Ltd	4.14%
5. Honda Motor Co Ltd	3.77%
6. Japan Tobacco Inc	3.66%
7. Mitsubishi Corp	2.87%
8. Nissan Motor Co Ltd	2.79%
9. Mitsui & Co Ltd	2.77%
10. Astellas Pharma Inc	2.15%

Top Holdings by Sector as of May 22, 2014

Sector	Percentage of Total Holdings
1. Industrials	26.47%
2. Consumer Discretionary	21.93%
3. Information Technology	15.96%
4. Health Care	10.46%
5. Consumer Staples	9.56%
6. Materials	9.22%
7. Financials	6.34%

The information above was compiled from the WisdomTree Trust’s website, without independent verification. Information contained in the WisdomTree Trust’s website is not incorporated by reference in, and should not be considered a part of, this document or the relevant term sheet.

The WisdomTree Japan Hedged Equity Index

The WisdomTree Japan Hedged Equity Index (the “reference index”) is a stock index calculated, published and disseminated by WisdomTree Investments, Inc. (“WTI”), and is designed to provide exposure to a segment of the Japanese equity markets while at the same time attempting to mitigate exposure to fluctuations of the Japanese yen relative to the U.S. dollar. The reference index consists of dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange that derive less than 80% of their revenue from sources in Japan. By excluding companies that derive 80% or more of their revenue from Japan, the reference index is concentrated on dividend-paying companies with a more significant non-Japan revenue base. The companies included in the reference index typically have greater exposure to the value of global currencies and, in many cases, their business prospects historically have improved when the value of the Japanese yen has declined and have weakened when the value of the Japanese yen has increased. The reference index is a currency hedged version of the WisdomTree Japan Dividend Index (the “WJD Index”), and the selection and weighting methodology for the reference index is identical to the selection and weighting methodology used for the WJD Index.

Selection Criteria

To be eligible for inclusion in the reference index, component companies must meet the following eligibility requirements established by WTI: (i) payment of at least $5 million in cash dividends on common shares in the

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annual cycle prior to the annual rebalance of the reference index; (ii) market capitalization of at least $100 million as of the rebalance of the reference index; (iii) average daily dollar volume of at least $100,000 for the three months preceding the rebalance of the reference index; and (iv) trading of at least 250,000 shares per month for each of the six months preceding the rebalance of the reference index.

Companies are weighted in the reference index based on annual cash dividends paid. At the time of the annual rebalance of the reference index, the maximum weight of any single security in the reference index is capped at 5% and the maximum weight of any one sector in the reference index is capped at 25%. In response to market conditions, security and sector weights may fluctuate above the specified cap between annual rebalance of the reference index dates. WTI, as index provider, currently uses Standard & Poor’s Global Industry Classification Standards (“S&P GICS”) to define companies in each sector. The following sectors are included in the reference index: consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecommunication services, and utilities. A sector is comprised of multiple industries. For example, the energy sector is comprised of companies in, among others, the natural gas, oil and petroleum industries.

Index Calculation

The reference index is a currency hedged version of the WJD Index. The index values of the WJD Index are calculated by aggregating the sum of the product of number of stocks in the reference index for a component company, the price of such stock and the cross rate of the Japanese yen against the U.S. dollar. This value is then adjusted by a divisor. By adjusting the divisor, the index value retains its continuity before and after changes in the market capitalization of the reference index due to changes in composition, weighting or corporate actions.

The WJD Index is calculated whenever the New York Stock Exchange is open for trading. If trading is suspended while the exchange the component company trades on is still open, the last traded price for that stock is used for all subsequent computations of the WJD Index until trading resumes. If trading is suspended before the opening, the adjusted closing price of the stock from the previous day is used to calculate the WJD Index. Until a particular stock opens, its adjusted closing price from the previous day is used in the computation of the WJD Index.

The reference index is a currency hedged version of the WJD Index, and the reference index is designed to approximate the investable return available to U.S. based investors that attempts to mitigate currency fluctuations as a source of the international index return.

The reference index is calculated on a daily basis and it uses to a WM/Reuters 1-month forward rate to mitigate the effects of currency fluctuations. The precise calculation for the daily hedged currency index is as follows:

WT _ Hedged1=WT _ Hedged0 *(	WT _ Unhedged1 WT _ Unhedged0	+ HedgeRet1)

HedgeRet1 =	Spot Ratem0	–	Spot Ratem0

	Forward Ratem0		Spot Ratemd + (	D - d	)*(Forward Ratemd - Spot Ratemd)
D

Where:

•         Forward Rate = WM/Reuters 1-month forward rate in foreign currency per U.S. dollar

•         Spot Rate = Spot Rate in foreign currency per U.S. dollar.

•         For each month m, there are d= 1, 2, 3, … D calendar days so “md” is day d for month m and “m0” is the last day of month m-1.

•         D = total number of days in month m

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Weighting

The reference index is a modified capitalization-weighted index that employs a transparent weighting formula to magnify the effect that dividends play in the total return of such index. The initial weight of a component in the reference index at the annual reconstitution is derived by multiplying the U.S. dollar value of the annual dividend per share of the company by the number of common shares outstanding for that company (the “Cash Dividend Factor”). Special dividends are not included in the computation of weights of the reference index. The Cash Dividend Factor is calculated for every component in the reference index and then summed. The weight of each component, at the International Weighting Date, is equal to its Cash Dividend Factor divided by the sum of all Cash Dividend Factors for all the components in that reference index. The International Weighting Date is the date on which component weights are set and it occurs immediately after the close of trading on the third Wednesday of June. New component weights take effect before the opening of trading on the first Monday following the third Friday of June (the “International Reconstitution Date”).

The weighting of the reference index will be modified in the event of the following weighting modification events:

(i)	The maximum weight of any individual component security is capped at 5% on the annual rebalance prior to the introduction of sector caps. The weights may fluctuate above the specified caps during the year, but will be reset at each annual rebalance date.
(ii)	Where a sector achieves a weight that is greater than or equal to 25% of the reference index, weight of companies will be proportionally reduced to 25% as of the annual screening date.
(iii)	Where the collective weight of the component securities of the reference index whose individual current weights are greater than or equal to 5.0% of the reference index is greater than or equal to 50.0% of the reference index, the weightings in those component securities will be reduced so that their collective weight equals 40.0% of the reference index at the close of the current calendar quarter. All other components in the reference index will also be rebalanced to reflect their relative weights before the adjustment.

Dividend Treatment

Normal dividend payments are reinvested and accounted for in the calculation of the index value of the reference index. However, special dividends that are not reinvested in the reference index require index divisor adjustments.

Maintenance of the reference index

Index maintenance includes monitoring and implementing the adjustments for company deletions, stock splits, stock dividends, spins-offs, or other corporate actions. Some corporate actions, such as stock splits, stock dividends, and rights offerings require changes in the number of stocks of such constituent included in the reference index and the stock prices of the component companies in the reference index. Some corporate actions, such as stock issuances, stock buybacks, warrant issuances, increases or decreases in dividend per share between reconstitutions, do not require changes in the number of stocks of such constituent included in the reference index or in the stock prices of the component companies in the reference index. Other corporate actions, such as special dividends and entitlements, may require index divisor adjustments. Any corporate action, whether it requires index divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of such corporate actions. Whenever possible, changes to the components of the reference index, such as deletions as a result of corporate actions, will be announced at least two business days prior to their implementation date.

Index Divisor Adjustments

Changes in the market capitalization of the reference index due to changes in composition, weighting or corporate actions result in a divisor change to maintain the continuity of the reference index. Corporate actions that require divisor adjustments will be implemented prior to the opening of trading on the effective date. In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon

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as practicable thereafter. For corporate actions not described herein, or combinations of different types of corporate events and other exceptional cases, WisdomTree reserves the right to determine the appropriate implementation method.

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